UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 8)*



                         Catalina Marketing Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   148867 104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                    12/31/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                     PAGE 2 OF 11 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Antaeus Enterprises,Inc.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  | |
                                                                   (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

   NUMBER OF             2,976,582

    SHARES      ----------------------------------------------------------------
                  6   SHARED VOTING POWER
 BENEFICIALLY

   OWNED BY
                ----------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING             2,976,582

    PERSON      ----------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
     WITH


--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,976,582


--------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.3%


--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO


--------------------------------------------------------------------------------

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                     PAGE 3 OF 11 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Sarah Beinecke Richardson

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  | |
                                                                   (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States


--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

   NUMBER OF             85,648

    SHARES      ----------------------------------------------------------------
                  6   SHARED VOTING POWER
 BENEFICIALLY
                         3,618,582 (Mrs. Beinecke Richardson disclaims
   OWNED BY              beneficial ownership of 2,976,582 shares - see Item 4)
                ----------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING                85,648

    PERSON      ----------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
     WITH
                         3,618,582 (Mrs. Beinecke Richardson disclaims beneficial ownership of 2,976,582 shares - see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,704,230


--------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.6%


--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN


--------------------------------------------------------------------------------

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                     PAGE 4 OF 11 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Frederick W. Beinecke

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  | |
                                                                   (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States


--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

   NUMBER OF             69,685

    SHARES      ----------------------------------------------------------------
                  6   SHARED VOTING POWER
 BENEFICIALLY
                         2,976,582 (Mr. Beinecke disclaims beneficial ownership
   OWNED BY              of such shares - see Item 4)
                ----------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING                69,685

    PERSON      ----------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
     WITH
                         2,976,582 (Mr. Beinecke disclaims beneficial ownership of such shares - see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,046,267


--------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          X

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.5%


--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN


--------------------------------------------------------------------------------

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                     PAGE 5 OF 11 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          John B. Beinecke

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  | |
                                                                   (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States


--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

   NUMBER OF             85,257

    SHARES      ----------------------------------------------------------------
                  6   SHARED VOTING POWER
 BENEFICIALLY
                         2,976,582 (Mr. Beinecke disclaims beneficial ownership
   OWNED BY              of such shares - see Item 4)
                ----------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING             85,257

    PERSON      ----------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
     WITH
                         2,976,582 (Mr. Beinecke disclaims beneficial ownership of such shares - see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,061,839


--------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          X

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.5%


--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN


--------------------------------------------------------------------------------

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                     PAGE 6 OF 11 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Frances Beinecke Elston

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  | |
                                                                   (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States


--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

   NUMBER OF             58,309

    SHARES      ----------------------------------------------------------------
                  6   SHARED VOTING POWER
 BENEFICIALLY
                         2,976,582 (Mrs. Elston disclaims beneficial ownership
   OWNED BY              of such shares - see Item 4)
                ----------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING             58,309

    PERSON      ----------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
     WITH
                         2,976,582 (Mrs. Elston disclaims beneficial ownership of such shares - see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,034,891


--------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          X

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4%


--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN


--------------------------------------------------------------------------------

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                     PAGE 7 OF 11 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          William S. Beinecke

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  | |
                                                                   (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States


--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

   NUMBER OF

    SHARES      ----------------------------------------------------------------
                  6   SHARED VOTING POWER
 BENEFICIALLY
                         2,976,582 (Mr. Beinecke disclaims beneficial ownership
   OWNED BY              of such shares - see Item 4)
                ----------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING

    PERSON      ----------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
     WITH
                         2,976,582 (Mr. Beinecke disclaims beneficial ownership of such shares - see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,976,582


--------------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.3%


--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN


--------------------------------------------------------------------------------

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                     PAGE 8 OF 11 PAGES
--------------------------------                --------------------------------

The original Schedule 13G dated February 11, 1993, the first amendment dated February 14, 1994, the second amendment dated February 13, 1995, the third amendment dated February 13, 1996, the fourth amendment dated May 9, 1997, the fifth amendment dated February 20, 1998, the sixth amendment dated March 12, 1999 and the seventh amendment dated January 25, 2000 (collectively, together with this eighth amendment, the "Schedule 13G") are hereby amended by deleting
Item 4 in its entirety and inserting in its place Item 4 as set forth below:

Item 4. OWNERSHIP
        ---------


            Antaeus Enterprises, Inc. ("Antaeus") owns 2,976,582 shares of common stock, par value $.01 per share, of Catalina Marketing Corporation (the "Common Stock") (approximately 5.3% of the outstanding shares of Common Stock), as to which it has sole voting and dispositive power. Sarah Beinecke Richardson, Frederick W. Beinecke, John B. Beinecke, Frances Beinecke Elston and William S. Beinecke may be deemed to be affiliates of Antaeus. Such persons may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock owned by Antaeus. Each of such persons disclaims beneficial ownership of the shares of Common Stock owned by Antaeus.

            Sarah Beinecke Richardson serves as one of three co-trustees of four trusts, which, in the aggregate, own 642,000 shares of Common Stock (approximately 1.2% of the outstanding shares of Common Stock), as to which she has shared voting and dispositive power. Sarah Beinecke Richardson may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,976,582 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. Sarah Beinecke Richardson owns directly 85,648 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. The aggregate number of shares of Common Stock reported to be beneficially owned by Sarah Beinecke Richardson and the percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 3 hereof (which number includes all shares of Common Stock referred to in this paragraph).


            Frederick W. Beinecke owns directly 69,685 shares of Common Stock (representing approximately 0.1% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. Frederick W. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,976,582 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frederick W. Beinecke and the percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 4 hereof (which number includes all shares of Common Stock referred to in this paragraph).


            John B. Beinecke owns directly 85,257 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. John B. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,976,582 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by John B. Beinecke and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 5 hereof (which number includes all shares of Common Stock referred to in this paragraph).


            Frances Beinecke Elston owns directly 58,309 shares of Common Stock (representing approximately 0.1% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. Frances Beinecke Elston may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,976,582 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frances Beinecke Elston, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 6 hereof (which number includes all shares of Common Stock referred to in this paragraph).

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                     PAGE 9 OF 11 PAGES
--------------------------------                --------------------------------

            William S. Beinecke does not have sole voting and dispositive power as to any shares of Common Stock. William S. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,976,582 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by William S. Beinecke, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 7 hereof (which number includes all shares of Common Stock referred to in this paragraph).

            In the aggregate, the persons filing this Schedule 13G (the "Beinecke Group") beneficially own 3,917,481 shares of Common Stock, representing approximately 7.0% of the outstanding shares of Common Stock. Each of the persons filing this Schedule 13G disclaims membership in any group with respect to shares of Common Stock. Percentages of outstanding shares of Common Stock represented by shares of Common Stock beneficially owned by a member of the Beinecke Group set forth herein are computed based on 55,765,611 shares of Common Stock outstanding as of December 31, 2000.

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                    PAGE 10 OF 11 PAGES
--------------------------------                --------------------------------

SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2001


                                            ANTAEUS ENTERPRISES, INC.


                                            By:  /S/ Frederick W. Beinecke
                                                 -------------------------------
                                                 Name:  Frederick W. Beinecke
                                                 Title: President


                                                             *
                                            ------------------------------------
                                            Sarah Beinecke Richardson


                                            /S/ Frederick W. Beinecke
                                            ------------------------------------
                                            Frederick W. Beinecke


                                                             *
                                            ------------------------------------
                                            John B. Beinecke


                                                             *
                                            ------------------------------------
                                            Frances Beinecke Elston


                                                             *
                                            ------------------------------------
                                            William S. Beinecke


                                            *By: /S/ Candace K. Beinecke
                                                 -------------------------------
                                                 (Candace K. Beinecke,
                                                 Attorney-in-fact)

--------------------------------                --------------------------------
CUSIP NUMBER 148867 104               13G                    PAGE 11 OF 11 PAGES
--------------------------------                --------------------------------

                                INDEX TO EXHIBITS

Exhibit B      Powers of Attorney of Sarah Beinecke           Incorporated by
               Richardson, John B. Beinecke, Frances          reference to
               Beinecke Elston, and  William S. Beinecke      Exhibit B of
                                                              original Schedule
                                                              13G dated
                                                              February 11, 1993